NYSE Regulation

NYSE ALTERNEXT US

James Mollen
MANAGING DIRECTOR
CORPORATE COMPLIANCE

30 Broad Street
New York, NY 10004
T +1 212 656 5774
F +1 212 656 5209
jmollen@nyx.com

Via Electronic Mail and United States Mail

May 7, 2010

Mr. Richard Wrensen
President, Chief Executive Officer and Chief Financial Officer
Eastern Light Capital, Inc.
100 Pine Street, Suite 560
San Francisco, CA 94111

Dear Mr. Wrensen:

NYSE Amex LLC ("NYSE Amex" or the "Exchange"), as a self-regulatory organization, has the responsibility to provide a fair and orderly marketplace to issuers and to the investing public. Included in these responsibilities is the obligation to take appropriate steps to ensure that companies listed on the NYSE Amex market comply with applicable continued listing standards. Investors in companies listed on the Exchange have a reasonable expectation that those companies comply with such listing standards or, at a minimum, have a plan in place to return to compliance within a specified time.

A review of Eastern Light Capital, Inc. (the "Company") Form 10-K for the fiscal year ended December 31, 2009 indicates that the Company is not in compliance with the Exchange's continued listing standards as set forth in Part 10 of the Exchange's Company Guide (the "Company Guide"),[1] and the Company has therefore become subject to the procedures and requirements of Section 1009 of the Company Guide.

Specifically, the Company is not in compliance with Section 1003(a)(iii) of the Company Guide with stockholders' equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years and Section 1003(b)(i)(C) of the Company Guide with aggregate market value of shares publicly held is less than $1,000,000 for more than ninety (90) consecutive days.

In order to maintain its Exchange listing, the Company must submit a plan of compliance by June 7, 2010 (the "Plan"), addressing how it intends to regain compliance with Section 1003(a)(iii) of the Company Guide by November 7, 2011 and Section 1003(b)(i)(C) of the Company Guide by November 8, 2010 (the "Plan Period"). The Plan should include specific milestones, quarterly financial projections, and details related to any strategic initiatives the Company plans to complete.[2] The Corporate Compliance Department management will evaluate the Plan, including any supporting documentation, and make a determination as to whether the Company has made a reasonable demonstration of an ability to regain compliance with the continued listing standards within the specified timeframe, in which case the Plan will be accepted. If the Plan is accepted, the Company may be able to continue its listing during the plan

[1] The Company Guide may be accessed at www.nyse.com/regulation

[2] For your convenience, a suggested format for plan responses is attached. Please note that the information outlined in the suggested format is for information purposes only and is not intended to provide specific plan requirements. However, your plan must demonstrate an ongoing continuous effort to regain compliance through specific goals and initiatives, which can reasonably be expected to be completed within the plan period.

period, during which time it will be subject to periodic reviews to determine whether it is making progress consistent with the Plan.[3]

Please be advised that, if the Company does not submit a Plan, or if the Plan is not accepted, it will be subject to delisting proceedings. Furthermore, if the Plan is accepted but the Company is not in compliance with the continued listing standards of the Company Guide within the appropriated time periods, or if the Company does not make progress consistent with the Plan during the Plan Period, the Exchange Staff will initiate delisting proceedings as appropriate. The Company may appeal a Staff determination to initiate delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.

As a result of the foregoing, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide. Accordingly, the Company must contact Erin Manahan, Analyst, at (212) 656-4135 by May 14, 2010 to confirm receipt of this letter, discuss any new developments of which the Exchange staff may be unaware, and indicate whether or not it intends to submit a plan of compliance as discussed below.

This letter constitutes notice of a failure to satisfy certain of the Exchange's continued listing standards. The Company is therefore required to file a current report on Form 8-K pursuant to Item 3.01 of that Form within the requisite time periods. The Company must also issue a press release, pursuant to Section 402 of the Company Guide, disclosing the receipt of this letter and the fact that it is not in compliance with the specified provisions of the Exchange's continued listing standards.[4] Please note, however, that satisfying these disclosure requirements does not relieve the Company of its obligation to assess the materiality of this letter on an ongoing basis under the federal securities laws nor does it provide a safe harbor under the federal securities laws or otherwise. Accordingly, the Company should consult with securities counsel regarding disclosure and other obligations mandated by law.

As an additional consequence of falling below continued listing standards, please be advised that within five days of the date of this letter, the Company will be included in a list of issuers that are not in compliance with the Exchange's continued listing standards. This list is posted daily on www.nyse.com/regulation and includes the specific listing standard(s) with which a company does not comply. Furthermore, the Exchange is utilizing the financial status indicator fields in the Consolidate Tape Association's Consolidated Tape System ("CTS") and Consolidated Quote Systems ("CQS") Low Speed and High Speed Tapes to identify companies that are noncompliant with the Exchange's continued

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[3] Please be advised that if the Exchange accepts the Company's plan of compliance, the Company must issue a press release disclosing the fact that it has fallen below the continued listing standards of the Exchange and that its listing is being continued pursuant to an extension. The press release must be issued within five (5) business days from notification that the plan has been accepted.

[4] While the Exchange does not endorse any particular format or provide a sample press release related to this disclosure, you may wish to consider language that discloses that: on (DATE) the Company received notice from the Exchange Staff indicating that the Company is below certain of the Exchange's continued listing standards due to__________ as set forth in Section(s) __________ of the Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange by (DATE) that demonstrates the Company's ability to regain compliance with Section(s)___________ of the Company Guide by _________. If the Company does not submit a plan or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide. This notice should be provided to the StockWatch Department (NYXAlert@nyx.com) and Erin Manahan (emanahan@nyx.com).

listing standards and/or are delinquent with respect to a required federal securities law periodic filing. Therefore, the Company will become subject to the indicator .BC to denote its noncompliance.[5] The indicator will not change the Company's trading symbol itself, but will be disseminated as an extension of the Company's symbol on the CTS and CQS whenever the Company's trading symbol is transmitted with a quotation or trade. Both the website posting and indicator will remain in effect until such time as the Company has regained compliance with all applicable continued listing standards.

This letter and any response may constitute non-public information in accordance with federal securities laws, and you may wish to consult with your legal counsel about the Company's obligations in this regard. The only designated representatives at the Exchange with which this matter should be discussed are staff members of the Corporate Compliance and StockWatch Departments. Further, as I am sure you are aware, pursuant to Section 910 of the Company Guide, Specialists must be treated as members of the public and, accordingly, no non-public information should be discussed with or otherwise disclosed to the Company's specialist.

The Exchange remains hopeful that the Company will be able to maintain its listing. If you are in need of any assistance in this matter, please do not hesitate to contact Erin Manahan at (212) 656-4135.

Sincerely,

James Mull

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[5] Please note that companies that become delinquent with respect to a required federal securities law periodic filing will become subject to the website posting and indicator .LF.